Exhibit 10.11

PROMISSORY NOTE

Borrower:	SHEPHERD’S FINANCE, LLC 3508 WASHINGTON ROAD MCMURRAY, PA 15317	Lender:	DANIEL M. WALLACH AND JOYCE S. WALLACH, as tenants by the entirety 3508 WASHINGTON ROAD MCMURRAY, PA 15317

Principal Amount: up to $1,250,000.00	Interest Rate: see below	Date of Note: December 30, 2011

PROMISE TO PAY. SHEPHERD’S FINANCE, LLC (“Borrower”) promises to pay to DANIEL M. WALLACH AND JOYCE S. WALLACH, as tenants by the entirety(“Lender”), or order, in lawful money of the United States of America, up to the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), together with interest on the unpaid principal balance from December 30, 2011, calculated as described in the “INTEREST CALCULATION METHOD” paragraph, until paid in full. The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT. Borrower shall pay unpaid principal and accrued interest on this loan upon demand of Lender. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs; then to any late charges; then to any accrued unpaid interest; and then to principal. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

MAXIMUM INTEREST RATE. The interest rate on this Note shall not exceed (except for any higher default rate shown below) the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. The interest rate on this Note shall equal the “Lender’s Cost of Funds,” which shall mean the weighted average price paid by Lender on or in connection with all of its borrowed funds. Such weighted average price shall include interest rates, loan fees, legal fees and any and all other costs paid by Lender on its borrowed funds.

PREPAYMENT. Borrower shall have the right, at its option, to prepay the principal, interest and other amounts due under this Note, in whole or in part at any time without premium or penalty. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Daniel M. Wallach and Joyce S. Wallach, 3508 Washington Road, McMurray, Pennsylvania 15317.

LATE CHARGE. If a payment of any installment of interest or principal is more than ten (10) days late, following demand for payment by Lender, in addition to making a payment on the installment due, Borrower shall pay to Lender a late charge in an amount equal to the greater of (i) Twenty-Five and 00/100 Dollars ($25.00) or (ii) five percent (5.0%) of any such overdue installment.

INTEREST AFTER DEFAULT. After the principal amount of this Note, accrued interest hereon, or any fees or any other sums payable hereunder shall become due and remain unpaid (whether upon demand by Lender, upon the occurrence of an Event of Default, by acceleration or otherwise), the amount thereof shall thereafter until paid in full bear interest at a rate which shall be two percent (2.0%) per annum (based on a year of 365/366 days, calculated for actual number of days elapsed) above the then-current rate applicable to this Note. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note, and such default shall continue ten (10) consecutive days.

Other Defaults. Borrower defaults in the performance or observance of any term, obligation, covenant, condition, agreement or duty contained in this Note or any of the related documents or defaults in the performance or observance of any term, obligation, covenant, condition, agreement or duty contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or any of the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Dissolution or Insolvency. The dissolution of Borrower or any guarantor (regardless of whether election to continue is made), or any other termination of Borrower’s or any guarantor’s existence as a going business, the insolvency of Borrower or any guarantor, the appointment of a receiver for any part of Borrower’s or any guarantor’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower or any guarantor.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or an affiliate of Borrower which is or which shall become obligated to Lender in connection with the loan or otherwise (an “Obligated Affiliate”), or by any governmental agency against any property securing the loan. This includes a garnishment of any of Borrower’s or an Obligated Affiliate’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower or an Obligated Affiliate as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower or an Obligated Affiliate gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor of any of the indebtedness or any guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

COLLATERAL. The obligations of Borrower under this Note are secured by the Collateral, as such term is further described in the Commercial Pledge Agreement by and among Borrower, Lender and 2007 Daniel M. Wallach Legacy Trust dated the date of this Note.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower shall pay or cause to be paid and save Lender harmless against liability for the payment of all reasonable out-of-pocket expenses incurred by Lender from time to time arising in connection with Lender’s enforcement or preservation of its rights under this Note. This includes Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Lender may also recover from Borrower all court, alternative dispute resolution or other collection costs (including, without limitation, fees and charges of collection agencies) actually incurred by Lender.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provisions. This Note has been accepted by Lender in the Commonwealth of Pennsylvania.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of the Commonwealth of Pennsylvania, in the county in which Lender’s following address is located: 3508 WASHINGTON ROAD, MCMURRAY, PA 15317.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or Collateral; or impair, fail to realize upon or perfect Lender’s security interest in the Collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

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PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS DELIVERED UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

SHEPHERD’S FINANCE, LLC

By: /s/ Daniel M. Wallach

Name: Daniel M. Wallach

Title: Chief Executive Officer

(Seal)